UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
_________________

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of report (Date of earliest event reported):  February 11, 2011

OPHTHALMIC IMAGING SYSTEMS
(Exact Name of Registrant as Specified in its Charter)

California	1-11140	94-3035367
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

221 Lathrop Way, Suite I
Sacramento, California	95815
(Address of Principal Executive)	(Zip Code)

(Registrant's telephone number, including area code): (916) 646-2020

Not Applicable
(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On February 8, 2011, in accordance with the Company’s Amended and Restated Bylaws, the Board increased the number of directors on the board of directors (the “Board”) of Ophthalmic Imaging Systems, a California corporation (the “Company”) from eight (8) to nine (9). The Board extended an offer to each of Dr. Barak Azmon and John Brown to become independent members of the Boardiin accordance with that certain Agreement dated June 24, 2009 (the “Agreement”), by and among (i) U.M. AccelMed, Limited Partnership, an Israeli limited partnership, which owns 44% of the Company’s issued and outstanding common stock, (ii) MediVision Medical Imaging Ltd. ( “MediVision”), which owns 30% of the Company’s issued and outstanding common stock, (iii) Agfa Gevaert N.V. (“Agfa”), (iv) Delta Trading and Services (1986) Ltd. (“Delta”), and (v) Gil Allon (the Company's chief executive officer), Noam Allon (Gil Allon's brother), Ariel Shenhar and Yuval Shenhar (Ariel Shenhar's brother) (collectively, the “Allon/Shenhar Group” and together with Agfa and Delta, the “Principal MV Shareholders”). MediVision and the Principal MV Shareholders are referred to as the “MediVision/Principal Shareholders Group.” Pursuant to the Agreement, Messrs. Azmon and  Brown were nominated by Mr. Uri Ram.

On February 11, 2011, Mr. Brown accepted the position of director on the Board and his election to the Board become effective on such date. Mr. Brown has spent most of his career as a senior executive and director in the technology and pharmaceutical industries in the United States and abroad. From 2002 to 2007, he served as the President, CEO, and Board Member of Integrated Biosystems, Inc., a pharmaceutical machinery manufacturing company.   From 2008 to 2010 he was based in London and served as President of European, Middle Eastern and African operations as well as a Corporate Vice President for Bausch & Lomb.  Mr. Brown has led restructuring efforts and has overseen the operations of a broad range of companies in the technology and pharmaceutical industries throughout his career. Mr. Brown holds a Master of Business Administration in Finance from Harvard University and a Bachelor of Science in Engineering from Princeton University.

In connection with his appointment to the Board, the Company granted Mr. Brown stock options to purchase 300,000 shares of the Company’s common stock at an exercise price of $0.83 per share. The stock options will vest in sixteen equal quarterly installments beginning February 11, 2011.

On February 16, 2011, Ariel Shenhar resigned from the Board, effective immediately in order to create a vacancy to be filled by Dr. Azmon. Mr. Shenhar’s resignation is not due to any disagreement with the Company on any matter related to the Company’s operations, policies or practices.  Mr. Shenhar will continue to serve as Chief Financial Officer and Secretary of the Company.

On February 16, 2011, Dr. Azmon accepted the position of director on the  Board and his election to the Board become effective on such date. Dr. Azmon has spent most of his career as a senior executive in the medical device and ophthalmology industries and as an Ophthalmologist in Israel and abroad. Since 2007 he has been a Venture Partner in Accuitive Medical Ventures. Since 2001, he has served as the Chief Executive Officer of Notal Vision, a medical device and ophthalmology company. Dr. Azmon earned his doctorate degree from the Ben-Gurion University in Israel.

At the time of this filing, Messrs. Brown and Azmon have not been named to serve on any committee of the Board, and the information about whether Mr. Messrs. Brown and Azmon are expected to be named to serve on any committees of the Board is unavailable at the time of this filing.

There are no transactions in which Messrs. Azmon and Brown have an interest that require disclosure under Item 404(a) of Regulation S-K.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: February 16, 2011	OPHTHALMIC IMAGING SYSTEMS

	By:	/s/ Ariel Shenhar
Name: Ariel Shenhar
Title: Chief Financial Officer